EXHIBIT 23.4



                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cendant Corporation

We consent to the incorporation by reference in the Post-Effective Amendment on Form S-8 to Form S-4 of Cendant Corporation (formerly CUC International Inc.) pertaining to the HFS Incorporated 1992 Incentive Stock Option Plan/HFS Incorporated Amended and Restated 1993 Stock Option Plan, of our report dated February 21,1996, with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two year period ended December 31, 1995.



                                            /s/  KMPG Peat Marwick LLP


Long Beach, California
December 17, 1997